Exhibit 99.1

Creative Medical Technology Holdings Expands Adult Stem Cell Therapeutic Platform to Combat
Female Infertility Caused by Premature Ovarian Failure

Company Files Patent on Rejuvenating Ovaries through Use of Endothelial Progenitor Cell Stem Cells

PHOENIX, Arizona, August 24, 2016 –Creative Medical Technology Holdings, Inc. (OTCQB: CELZ) announced the filing of a patent application disclosing means of regenerating failing ovaries through use of a particular type of stem cell extracted from patient’s own tissues.

The patent-pending technology utilizes cells extracted from the patient’s own bone marrow and processed in a manner to select for stem cells that participate in generation of new blood vessels termed “Endothelial Progenitor Cells” (EPC). By using EPC alone, or in combination with other cells such as mesenchymal stem cells, the treatment aims to overcome scar tissue and factors that inhibit oocyte viability.

The Company seeks to apply its clinical-stage autologous bone marrow stem cell experiences to patients suffering from a specific type of Premature Ovarian Failure, in which menopause occurs at an accelerated rate. Premature Ovarian Failure is believed to affect 1 in 100 women under the age of 40, and unfortunately, no effective treatment exists for this condition.

“Currently we are focusing on Premature Ovarian Failure as an initial clinical indication” Said Timothy Warbington, President and CEO of Creative Medical Technology Holdings. “Initial success in this indication will allow us to address aspects of the wider infertility market, which is estimated to reach over 20 billion dollars annually.”

Creative Medical Technologies, the Company’s wholly owned subsidiary, is currently running a clinical trial utilizing its patented CAVERSTEMTM approach for treatment of erectile dysfunction using bone marrow stem cells. The Company intends to apply know-how and practical experiences learned from the ongoing trial to its efforts in the area of Premature Ovarian Failure.

“Our vision is the creation of a series of regenerative medicine based products that cover the continuum of human fertility from sexual dysfunction to initiation and maintenance of successful pregnancy,” said Dr. Thomas Ichim, Board Member of the Company. “This strategy can be seen from our initial issued patent on erectile dysfunction, to our intellectual property on female sexual dysfunction, our in-licensed male infertility IP, our data on recurrent spontaneous abortions, and now with the recent patent application on female infertility.”

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to creativemedicaltechnology.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

Creative Medical Technology Holdings, Inc.

Timothy Warbington, CEO & President

(602) 680-7439

SOURCE Creative Medical Technology Holdings, Inc.

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